Exhibit 10.1

AMENDMENT TO OFFER LETTER

American Battery Technology Company, a Nevada corporation (the “Company”) and Scott Jolcover do hereby amend the Offer Letter dated January 3, 2023, as follows:

To Schedule A, Section A, Compensation, a new subsection shall be added as follows: “6. One-Time Equity Election: In addition to any other equity election to which you may be entitled, at your request you may elect to receive a portion of your cash compensation in equity. Through a one-time election, you may receive 11,500 RSUs and 11,500 warrants with a five-year expiration at an exercise price of $2.00 per share in lieu of $23,000 in cash compensation. The RSUs and warrants shall vest immediately upon you being entitled to receive cash compensation in the amount of $23,000.

American Battery Technology Company, a Nevada corporation

Signature:	/s/ Ryan Melsert, March 15, 2024	Signature:	/s/ Scott Jolcover, March 15, 2024

Name:	Ryan Melsert	Name:	Scott Jolcover